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                                                                    Exhibit 23.2

                         Independent Auditors' Consent

The Board of Directors
Dime Bancorp, Inc.:

   We consent to incorporation by reference in Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 of Dime Bancorp, Inc. of our report dated January 20, 2000, except for note 23 and note 28, which are as of March 23, 2000, relating to the consolidated statements of financial condition of Dime Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 Annual Report on Form 10-K/A of Dime Bancorp, Inc, and to the reference to our Firm under the heading "Experts" in the Registration Statement.

/s/ KPMG LLP

New York, New York

December 15, 2000